Exhibit No. 99.1
TRUSTEE STATEMENT OF COMPLIANCE
I, David J. Kolibachuk, acting on behalf of U.S. Bank Trust National Association (the “Trustee”), hereby certify that the Trustee has fulfilled its obligations as trustee under the trust agreement, dated May 20, 2004, between Corporate Asset Backed Corporation, as depositor, and the Trustee, with respect to the CABCO Series 2004-101 Trust (Goldman Sachs Capital I) during the period from January 1, 2008 to December 31, 2008.
Date: March 4, 2009

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee of CABCO Series 2004-101 Trust (Goldman Sachs Capital I)
By:	/s/ David J. Kolibachuk
	Name:	David J. Kolibachuk
	Title:	Vice President